Exhibit (g)(4)

                       Dated: As of January 9, 2008

                     Amended and Restated Appendix A
                   to the Custodian Agreement between
First Pacific Mutual Fund, Inc. and The Union Bank of California, N.A.

Name of Fund

HAWAII MUNICIPAL FUND                     # 11102406




						UNION BANK OF CALIFORNIA, N.A.

						By: ___/s/ John M. Karmon__________

						Title: __Vice President____________

        					Date: __01/11/2008_________________



						FIRST PACIFIC MUTUAL FUND, INC.


						By: ____/s/ Louis D'Avanzo_________

						Title: __Vice President____________

						Date: ___01/09/2008________________



						By: ___/s/ Charlotte A. Meyer_______

						Title: _Vice President______________

						Date: __01/09/2008__________________